Coltec Inductries Inc
3 Coliseum Centre
2550 West Tyrola Road
Charlotte, NC 38217

                                      March 24, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Coltec Industries Inc
     Annual Report on Form 10-K

Dear Sirs:

     On behalf of Coltec Industries Inc, a Pennsylvania corporation (the "Company"), transmitted herewith for filing under the Securities Exchange Act of 1934, as amended, and the General Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, is the following document pursuant to the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system of the Commission:

     Annual Report on Form 10-K for the Company for the year ended December
     31, 1996 (the "Form 10-K"), together with a schedule and exhibits thereto.

     The financial statements in the Form 10-K for the fiscal year ended December 31, 1996 do not reflect a change from the preceding year in any accounting principles or practices, or in the method of applying any such principles or practices.

     Should you have any questions or require any additional information regarding the foregoing, please contact the undersigned at (203) 351-4458.

     Please acknowledge receipt of this material by transmitting an accession message to me by CompuServe electronic mail.

                                 Very truly yours,


                                 Donald E. O'Keefe